Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Eontec Limited:

We consent to incorporation by reference in the registration statement on Forms S-3 (Nos. 333-47062, 333-68041 and 333-91777) and Forms S-8 (Nos. 333-07983, 333-22763, 333-40437, 333-53369, 333-72969, 333-85007, 333-94243, 333-41792, 333-49986, 333-51018, 333-52998, 333-55406, 333-59526, 333-72218, 333-75052 and 333-106671) of Siebel Systems, Inc. of our report dated June 29, 2004 relating to the consolidated balance sheets of Eontec Limited and subsidiaries as of December 31, 2002 and 2003, and the related consolidated profit and loss accounts and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in this Current Report on Form 8-K/A of Siebel Systems, Inc.

/s/ KPMG

KPMG
Dublin, Ireland
June 30, 2004